Exhibit 99.1

NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES
FISCAL YEAR 2006 SECOND QUARTER AND FIRST SIX MONTHS RESULTS ;
EXPECTATION OF ACCELERATED POSITIVE CHANGE IN REVENUES AND EARNINGS
GREEN BAY, WI (May 8, 2006)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leader in providing diversified contract wet and dry wipes converting and printing, as well as specialty printing services and business imaging products, today announced that fiscal year 2006 second quarter sales were $23,089,000, up 8.8% over fiscal year 2005 second quarter sales. For the six months, sales were $44,402,000, up 7.7% from the comparable period of 2005.
Net income per diluted share for the 2006 second quarter was $0.04 per share compared to $0.03 net income per diluted share for the second quarter of 2005. For the first six months of 2006, net income per diluted share was $0.05 per share compared to $0.12 per share (of which $0.05 per share of the $0.12 was attributable to a gain from an asset sale). Impacting the current year (fiscal 2006) first-half results were costs to build, install, train and start-up new equipment for recently announced and new multi-year contracts.
In commenting on the results, Louis LeCalsey, Tufco’s President and CEO said, “We have spent a great amount of effort over the last eighteen months in successful business building. In Contract Manufacturing, customers do not change overnight as there are contract considerations, six to twelve month equipment lead times, switch out costs, etc. That business building effort has paid off. As we previously stated, we now have substantial new contracts in place and we started commercial operations late in the second quarter for some products and expect all products commercialized by mid-May. Based on these new contracts in hand, and our customers’ forecasts for their products, once we enter the commercial phase of these new commitments, we would expect accelerated gross profit and higher earnings. Our Newton facility is on track also, showing strong positive year over year sales gains. However, given the variability of factors outside our control, such as consumer-level demand for our customers’ products, the Company specifically declines to provide future earnings guidance.”
“While we have maintained tight controls on all expense levels during this business building activity to protect our bottom line, the extra cost of sales year to year is unavoidable as scrap, training and other start-up activities partially consumed the benefits of higher sales. Although our results for the first six months obviously were not robust, we are excited about the future. Our business building will continue and we look forward to announcing more commitments for additional production upon recently acquired manufacturing assets,” he concluded.
Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.
Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2006 results in comparison to fiscal 2005, contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as changes in customer demand for its products, cancellation of production agreements by significant customers, material increases in the cost of base paper stock, competition in the Company’s product areas, an inability of management to successfully reduce operating expenses in relation to net sales without damaging the long-term direction of the Company, the Company’s ability to increase sales as a result of new projects, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to continue the run rates for its product ,or the Company’s ability to successfully integrate its western region warehouse facility. Therefore, the selected financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO Tufco Technologies, Inc. P. O. Box 23500 Green Bay, WI 54305-3500 (920) 336-0054 (920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Balance Sheets
(Amounts in 000’s)

	March 31,	September 30,
	2006	2005
ASSETS

Cash & Cash Equivalents	$6	$6
Accounts Receivable — Net	11,389	9,728
Inventories	13,280	10,138
Other Current Assets	980	1,256

Total Current Assets	25,655	21,128

Property, Plant and Equipment — Net	17,946	15,657
Goodwill — Net	7,212	7,212
Other Assets	332	489

Total	$51,145	$44,486

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts Payable	$7,244	$4,689
Accrued Liabilities	1,045	1,030

Total Current Liabilities	8,289	5,719

Long-Term Debt	5,025	1,113
Deferred Income Taxes	1,722	1,737

Common Stock and Paid-in Capital	25,184	25,145
Retained Earnings	12,066	11,845
Treasury Stock	(1,141)	(1,073)

Total Stockholders’ Equity	36,109	35,917

Total	$51,145	$44,486

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
Net Sales	$23,089	$21,215	$44,402	$41,219

Cost of Sales	21,729	19,824	42,041	38,377

Gross Profit	1,360	1,391	2,361	2,842

SG&A Expense	1,044	1,158	2,012	2,336
(Gain) Loss on Asset Sales	—	—	—	(416)

Operating Income	316	233	349	922

Interest Expense (Income)	65	8	85	22
Interest Income and Other (Income) Expense	(41)	(5)	(66)	(20)

Income Before Income Tax	292	230	330	920

Income Tax Expense	94	91	109	373

Net Income	$198	$139	$221	$547

Basic Earnings Per Share:
Net Income	$0.04	$0.03	$0.05	$0.12

Diluted Earnings Per Share:
Net Income	$0.04	$0.03	$0.05	$0.12

Weighted Average Common Shares Outstanding:
Basic	4,535,353	4,573,277	4,541,036	4,577,811
Diluted	4,543,219	4,598,096	4,547,865	4,606,707